JSW JEWETT SCHWARTZ WOLFE & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-1 of DJSP Enterprises, Inc. of our report dated March 16, 2010, relating to our audit of the balance sheets of Chardan 2008 China Acquisitions as of December 31, 2009 and 2008 and the related statements of operations, changes in shareholders' equity, and cash flows from February 18, 2008 (inception) through December 31, 2009, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Jewett, Schwartz, Wolfe & Assoc CPA's

Hollywood, Florida
April 22, 2010

200 SOUTH PARK ROAD, SUITE 150 • HOLLYWOOD, FLORIDA 33021 • MAIN 954.922.5885 • FAX 954.922.5957 • WWW.JSW-CPA.COM